Exhibit 10.8

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as this “Agreement”) is made on October 15, 2018 in Shanghai by and among:

Party A: Shanghai KunJia Technology Co., Ltd. (hereinafter referred to as “Pledgee”)

Registered address: Room 6106, Building 4, 5475 Yunchuan Road, Baoshan District, Shanghai

Legal representative: Dinggui Yan

Party B: Yuanle Wu (hereinafter referred to as “Pledgor”), ID card number: 330225198409017715

Address: No. 66 Group 2, Xibiantang Village, Xiaotang Town, Xiangshan County, Zhejiang Province

Party C: Shanghai Jiayin Finance Technology Co., Ltd. (hereinafter referred to as “Jiayin Finance”)

Registered address: Room 2257, Building 5, 1630 Yecheng Road, Jiading Industrial Zone, Shanghai

Legal representative: Dinggui Yan

WHEREAS:

1)

Jiayin Finance is a company duly incorporated and validly existing in the People’s Republic of China (hereinafter referred to as the “PRC”, and for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan). The Pledgor holds an aggregate of 3% shares in Jiayin Finance;

2)	The Pledgee is a wholly foreign-owned enterprise duly incorporated and validly existing in Shanghai, PRC;

3)	The Pledgee and Jiayin Finance entered into the Exclusive Consultation and Service Agreement on June 29, 2018;

4)	The Pledgee, the Pledgor and Jiayin Finance entered into the Exclusive Call Option Agreement on June 29, 2018, and re-entered into the Exclusive Call Option Agreement on October 15, 2018;

5)

The Pledgor issued the Power of Attorney to the Pledgee on June 29, 2018, and re-issued the Power of Attorney on October 15, 2018 (as required by the context, the Exclusive Consultation and Service Agreement, Exclusive Call Option Agreement and Power of Attorney, as amended, supplemented and modified from time to time, and their appendix(es) hereinafter referred to as the “Master Agreements”);

6)	The Pledgor, Jiayin Finance and existing shareholders of Jiayin Finance (see Appendix I) jointly entered into the Equity Pledge Agreement on June 29, 2018; and

7)

In accordance with the Master Agreements, the Pledgee shall have the right to charge service fees from Jiayin Finance for services provided; the Pledgee shall enjoy an exclusive call option over the shares held by the Pledgor in Jiayin Finance and the assets of Jiayin Finance; the Pledgor shall delegate its rights in Jiayin Finance to the Pledgee or a third party designated by the Pledgee.

The Pledgor is willing to pledge all of the shares it held in Jiayin Finance as security for the performance by Jiayin Finance of all of its obligations under the Master Agreement and the timely and full payment of the service fees under the Master Agreements by Jiayin Finance to the Pledgee. Through consultation, the Pledgor and the Pledgee agree as follows:

1.	Definitions

Unless otherwise required herein, the following terms shall have the meaning as follows:

1.1	Pledge Right: refers to the full content of Article 2 hereof.

1.2	Pledged Shares: refer to all the shares legally held or to be held by the Pledgor in Jiayin Finance, i.e. 3% shares in Jiayin Finance.

1.3	Pledge Period: refers to the period as set out in Article 3 hereof.

1.4	Event of Default: refers to any circumstances set out in Article 7.1 hereof

1.5	Notice of Default: refers to a notice issued by the Pledgee pursuant to this Agreement, declaring an Event of Default by the Pledgor.

2.	Pledge Right

2.1

The Pledgor hereby pledges all the interests in shares held or to be held by it in Jiayin Finance to the Pledgee as security for the timely and full payment by Jiayin Finance of any and all amounts due to the Pledgee under the Master Agreements, including but not limited to all expenses (including legal costs), costs and payable losses, interests, default penalties, damages, costs for effecting the claims, and Jiayin Finance and the Pledgor’s liabilities to Party A arising from the invalidity of agreements, in whole or in part, for any reason (hereinafter referred to as “Obligations under the Master Agreements”), the maximum amount of which shall not exceed RMB4.14924 billion.

2.2

“Pledge Right” refers to the priority enjoyed by the Pledgee to receive payment in the form of the Pledged Shares pledged by the Pledgor to the Pledgee based on the conversion value thereof or any proceeds from the auction or sale of the Pledged Shares.

2.3

During the term of this Agreement, the Pledgee shall in no way be held liable for any diminish in the value of the Pledged Shares, and the Pledgor shall not have the right to or in any way claim for compensation of such loss against the Pledgee, save such loss is a result of the willful misconduct or gross negligence of the Pledgee.

2.4

In accordance with Article 2.3 above, if there is such potential obvious diminish in the value of the Pledged Shares that the interests of the Pledgee are threatened, the Pledgor hereby agrees: (1) the Pledgee may at any time dispose of the Pledged Shares through auction or sell the Pledged Shares on behalf of the Pledgor, and use the proceeds from such auction or sale as early payment of a guaranteed debt agreed with the Pledgor, or entrust such proceeds to the notary office at the location of the Pledgee for custody (at full cost of the Pledgor) , or (2) as required by the Pledgee, provide any other form of security recognized by the Pledgee as a supplementary.

2.5

It is confirmed that in case of increase in value of shares of Jiayin Finance, including without limitation value increase of the Pledged Shares through purchase of shares or equity interests in other companies or obtaining major assets by Jiayin Finance, when exercising the Pledge Right, the Pledgee shall enjoy the priority of claim based on the value of Jiayin Finance’s shares at the time of the exercise of the Pledge Right other than the execution of this Agreement.

3.	Pledge Period

3.1

The share pledge under this Agreement shall be created from the date when it is entered in the shareholder register and registered with the industrial and commercial administrative department, and remain valid until (1) all the Master Agreements are fully performed and terminated; (2) the amount owned by Jiayin Finance to the Pledgee is fully paid; and (3) any and all losses caused to the Pledgee by the Pledgor or Jiayin Finance by violating the obligations under the Master Agreements are fully settled. It is agreed, as of the date hereof, the Pledgor and Jiayin Finance shall enter the Pledge Right hereunder in the shareholder register of Jiayin Finance, and as of the date required by the Pledgee, apply to the relevant industrial and commercial administrative department for registration of the Pledge Right under this Agreement; the Pledgor and Jiayin Finance shall submit all necessary documents and go through all necessary formalities in accordance with the requirements of PRC laws and regulations and the relevant industrial and commercial administrative department.

3.2

Within the Pledge Period, if Jiayin Finance or the Pledgor fails to perform their obligations under the Master Agreements, the Pledgee shall have the right (but not the obligation) to dispose of the Pledge Right in accordance with this Agreement and relevant PRC laws and regulations.

4.	Custody of Certificate of the Pledge Right

4.1

During the Pledge Period set out in this Agreement, the Pledgor shall sign or cause Jaiyin Finance to sign the shareholder register attached hereto (see Appendix I), and deliver such duly signed shareholder register to the Pledgee for custody within the Pledge Period set forth in this Agreement.

4.2

The Pledgee shall be entitled to receive all cash income, including dividends and bonuses, and all non-cash income generated from the Pledged Shares from the date hereof to the date of termination of the Pledge Period.

5.	Representations and Warranties of the Pledgor

5.1	The Pledgor is the legitimate owner of the Pledged Shares.

5.2	At any time, there will not be any interference from any other parties when the Pledgee legally exercises the Pledge Right in accordance with this Agreement.

5.3	The Pledgee shall have the right to exercise and transfer the Pledge Right in a manner stipulated herein.

5.4	The Pledgor has all necessary authority to enter into and perform its obligations under this Agreement without violation of any applicable laws and regulations.

5.5	Except for the Pledge Right hereunder, the Pledgor has not created any other pledges or any other kinds of third party rights over the Pledged Shares.

5.6

All the consent, permit, waiver or authorization of any third party, or approval, permit or exempt of any government authority, or any registration or filing with relevant government authorities (if necessary) in relation to the performance of this Agreement have been obtained or completed, and shall remain fully valid during the term of this Agreement.

5.7	There are no civil, administrative or criminal proceedings, administrative punishments or arbitrations pending or threatened in relation to the shares.

5.8	All taxes and expenses in connection with obtaining the Pledged Shares have been settled by the Pledgor or Jaiyin Finance.

5.9	All terms of this Agreement are a true expression of the Pledgor’s intention and legally binding on the Pledgor.

6.	Undertakings of the Pledgor and Jiayin Finance

6.1	During the term hereof, the Pledgor and Jiayin Finance undertakes to the Pledgee that:

6.1.1

other than pursuant to the Exclusive Call Option Agreement entered into by and between the Pledgor, the Pledgee and Jiayin Finance on June 29, 2018 and as amended, supplemented and modified from time to time, and its appendix(es), the Pledgor shall not, without the prior written consent of the Pledgee, transfer the shares, nor create or permit the existence of any pledge or other forms of security over the shares which might affect the rights and interests of the Pledgee;

6.1.2

the Pledgor shall comply with and implement all laws and regulations relevant to the pledge of rights. The Pledgor shall, within three (3) days of the receipt of any notices, orders or recommendations given or made by relevant authorities with respect to the Pledge Right, present the above notices, orders or recommendations to the Pledgee, and shall comply with the same or raise objections and make representations with respect to the above matters as reasonably required by or with the consent of the Pledgee; and

6.1.3

the Pledgor shall promptly notify the Pledgee of any event which might have effects on the right of the Pledgor with respect to the shares or any portion thereof or any notice received in connection therewith, as well as any event which might change any warranty and obligation of the Pledgor under this Agreement or might have effects on the performance by the Pledgor of its obligations under this Agreement or any notice received in connection therewith.

6.2

The Pledgor agrees that the Pledgee shall not be interrupted nor impeded by any legal proceedings instituted by the Pledgor or any successor of the Pledgor or any person authorized by the Pledgor or any other person when it exercises its Pledge Right pursuant to the provisions hereof.

6.3

The Pledgor undertakes to the Pledgee that, in order to protect or improve the performance of Obligations under the Master Agreements herein, the Pledgor will honestly execute and procure other parties who have an interest in the Pledge Right to execute all title certificates and contracts required by the Pledgee, and/or perform and procure other interested parties to perform all acts required by the Pledgee, and facilitate the exercise of any right conferred to the Pledgee by this Agreement, and execute all documents in relation to the ownership of the shares with the Pledgee or any person designated by it (natural person or legal person), and provide the Pledgee with all notices, orders and decisions in relation to the Pledge Right which it thinks necessary within a reasonable time.

6.4

The Pledgor warrants to the Pledgee that it will, for the interest of the Pledgee, observe and perform all warranties, undertakings, agreements, representations and conditions. If the Pledgor does not perform or fully perform its warranties, undertakings, agreements, representations and conditions, it will indemnify the Pledgee against all losses suffered by it arising therefrom.

6.5

In case of change in or requirement of law, the Pledgor will use its best efforts to go through all legal processes as required, including but not limited to business registration, so as to make such pledge continuously effective and be able to be used against a third person sufficiently.

6.6

The Pledgor undertakes that if the outstanding Obligations under the Master Agreements exceed the maximum amount as agreed in Article 2.1 hereof, with respect to the excessive part, the Pledgee will still be entitled to priority in receiving payment in the form of the Pledged Shares based on the conversion value thereof or any proceeds from the auction or sale of such shares when it exercises the Pledge Right. The Pledgor will use its best efforts to go through all legal processes as required, including but not limited to, by jointly amending and supplementing this Agreement, adjusting the maximum amount and changing business registration from time to time, so as to make such pledge with respect to the excessive part continuously effective and be able to be used against a third person sufficiently.

7.	Event of Default

7.1	The following events shall be deemed as Events of Default unless they are due to change in law or force majeure :

7.1.1

Jiayin Finance or any of its successors or assigns fails to pay any amount payable under the Master Agreements in full and on time, or the Pledgor or any of its successors or assigns fails to perform its Obligations under the Master Agreements;

7.1.2

any representation or warranty made by the Pledgor in Article 5 hereof contains substantially misleading or false information, and/or the Pledgor violates the representations and warranties set forth in Article 5 hereof;

7.1.3	the Pledgor and Jiayin Finance violate any undertaking set forth in Article 6 hereof or violate any other provision hereof;

7.1.4

other than pursuant to Article 6.1.1 hereof, the Pledgor gives up the Pledged Shares, or transfers or intends to transfer or otherwise disposes of the Pledged Shares without the written consent of the Pledgee;

7.1.5

any external loan, guarantee, compensation, undertaking or other debt liability of the Pledgor (1) is required to be repaid or performed prior to the scheduled date due to any breach; or (2) has been due but cannot be repaid or performed as scheduled, which in the opinion of the Pledgee, would have affected the ability of the Pledgor in performing its obligations hereunder;

7.1.6	the Pledgor is incapable to repay the general debts or other debts;

7.1.7

this Agreement becomes illegal or the Pledgor becomes unable to continue to perform its obligations hereunder due to promulgation of relevant laws, and the Pledgor refuses to remedy such situation when it is possible, resulting that this Agreement is unable to be performed;

7.1.8

where all governmental consents, permits, approvals or authorizations as required to make this Agreement enforceable, legal or effective have been withdrawn, suspended, invalidated or amended in substantial aspects, the Pledgor refuses to remedy such situation when it is possible;

7.1.9	there has been any adverse change in the properties of the Pledgor, which, in the opinion of the Pledgee, would have affected the ability of the Pledgor in performing its obligations hereunder;

7.1.10	the successors or trustees of Jiayin Finance can only perform part of, or refuse to perform, the repayment obligations under any of the Master Agreements; and

7.1.11	other circumstances where the Pledgee is unable to exercise or disposed of the Pledge Right due to any reason other than mandatory legal requirements.

7.2

If the Pledgor is aware or discovers that any event described in this Article 7.1 or any event which may possibly result in the aforesaid events has happened, it shall immediately notify the Pledgee in writing.

7.3

Unless the Events of Default listed in this Article 7.1 have been resolved to the satisfaction of the Pledgee, the Pledgee may serve a written Notice of Default to the Pledgor at any time when the Pledgor is in default or thereafter and require the Pledgor to immediately pay any payables under any Master Agreement, or exercise the Pledge Right pursuant to Article 8 hereof.

7.4

Any failure or delay by the Pledgee to exercise any right, remedy, power or privilege hereunder shall not be deemed as a waiver of such right, remedy, power or privilege. Any single or partial exercise by the Pledgee of any right, remedy, power or privilege shall not affect the exercise by the Pledgee of any other right, remedy, power or privilege. The right, remedy, power or privilege contained in this Agreement shall be cumulative and are not exclusive of any right, remedy, power or privilege available pursuant to any law.

8.	Exercise of the Pledge Right

8.1

During the Pledge Period herein, without the Pledgee’s written consent, the Pledgor shall not transfer its obligations under the Master Agreements and this Agreement and the shares held by it in Jiayin Finance.

8.2	The Pledgee shall serve a Notice of Default to the Pledgor when exercising its Pledge Right.

8.3

Subject to the provisions in Article 7.3 hereof, the Pledgee may exercise the Pledge Right at the time when the Notice of Default is given pursuant to Article 7.3 or at any time after such notice is given. When the Pledgee decides to exercise the Pledge Right, the Pledgor shall no longer have any rights and interests with respect to the shares.

8.4

The Pledgee shall be entitled to priority in receiving payment in the form of all or part of the shares hereunder based on the conversion value thereof, or any proceeds from the auction or sale of such shares in accordance with statutory procedures until all Obligations under the Master Agreements are performed. The Pledgee shall not be liable for any loss arising from its reasonable exercise of rights.

8.5

The Pledgor shall not hinder the Pledgee from exercising the Pledge Right in accordance with this Agreement and shall offer necessary assistance in this regard so that the Pledgee can fully exercise its Pledge Right.

8.6

If the Pledgor is in default, to the extent as permitted by law and pursuant to relevant laws, the Pledgee shall have the right to dispose of the Pledged Shares in accordance with statutory procedures and the Pledgee has no obligation to give the Pledgor any proceeds from such disposal; the Pledgor hereby waives any right which it may have to claim from the Pledgee any proceeds of the disposal of the Pledged Shares. Meanwhile, if the Pledgee could not be fully paid with respect to the service fee under the Master Agreements after such disposal of the Pledged Shares, the Pledgor will not assume any further obligation.

8.7

During the Pledge Period, if the Pledgor subscribes for the newly increased registered capital of Party C or receives the shares of Party C transferred from other pledgors (the “New Shares”), such New Shares shall be automatically become the Pledged Shares hereunder, and the Pledgor shall complete relevant formalities as required for the pledge created over such New Shares within ten (10) business days after the receipt of such New Shares. If the Pledgor fails to complete relevant formalities in accordance with the preceding provision, the Pledgee shall have the right to immediately exercise its Pledge Right in accordance with this Agreement.

9.	Assignment

9.1	Except with prior written consent from the Pledgee, the Pledgor has no right to offer as a gift or transfer its rights and obligations hereunder.

9.2	This Agreement shall be binding on the Pledgor and its successors and permitted assigns, and shall be valid for the Pledgor and each of its successors and assigns.

9.3

The Pledgee may, at any time, transfer all or any of its rights and obligations under the Master Agreements to any person (natural person/legal person) designated by it, in which case, the transferee shall be entitled to and undertake all rights and obligations of the Pledgee hereunder as if it is a party to this Agreement. When the Pledgee transfers its rights and obligations under the Master Agreements, per his requirement, the Pledgor shall execute relevant agreements and/or documents in connection with such transfer as required by the Pledgee.

9.4	A new pledge agreement shall be signed among the new parties to the pledge after the change of the pledgee as a result of the transfer.

9.5

The Pledgor shall rigorously comply with provisions in this Agreement and other relevant agreements executed separately or jointly with the Parties, including the Exclusive Call Option Agreement, perform obligations thereunder, and not engage in any act/omission that suffices to affect the validity and enforceability of the agreements. Except per written instruction from the Pledgee, the Pledgor may not exercise the rights that it still retains for the Pledged Shares.

10.	Termination

This Agreement terminates after the Pledge Period stipulated by this Agreement ends, and the Pledgee and the Pledgor shall, as soon as reasonably practicable, dissolve this Agreement.

11.	Handling Fees and Other Costs

11.1

All costs and actual expenses in connection with this Agreement, including without limitation legal fees, costs of production, stamp duty and any other taxes and charges, shall be borne by the Pledgor and Jiayin Finance. If relevant taxes are required by law to be paid by the Pledgee, the Pledgor and Jiayin Finance shall fully indemnify the Pledgee such taxes paid by it.

11.2

If, due to the Pledgor’s failure to pay any of its payable taxes or expenses pursuant to this Agreement, or failure to actively perform its obligations hereunder, the Pledgee takes any measure or manner to collect its claims, the Pledgor shall bear all expenses thus incurred (including without limitation to all taxes, handling fees, management fees, litigation costs, attorney’s fees and various insurance premiums in connection with the handling of the Pledge Right).

12.	Force Majeure

12.1

Where the performance of this Agreement is delayed or impeded by any “Force Majeure Event”, only to the extent of such part of performance delayed or impeded, the Party affected by force majeure need not bear associated liabilities hereunder. “Force Majeure Event” means any event that is beyond the reasonable control of a Party and that is unavoidable even though the Party so affected gives reasonable attention to it, including but not limited to act of government, act of nature, fire, explosion, geographical change, typhoon, flood, earthquake, tidal, lightning or war. However, the shortage of credit, capital or financing shall not be deemed as events beyond the reasonable control of a Party. If a Party affected by any “Force Majeure Event” seeks to be released from any obligation hereunder, such Party shall, as soon as practicable, inform the other Party of such obligation proposed to be released and the steps it needs to take to complete the performance.

12.2

A Party affected by force majeure shall not bear any liabilities hereunder arising therefrom, provided that the Party seeking obligation release shall be released from performing the obligation for the part of performance delayed or impeded only when the affected Party uses its reasonably practicable effort to perform this Agreement. Once the cause for such released obligation has been corrected and remedied, the Parties agree to use their best efforts to resume the performance hereunder.

13.	Confidentiality

13.1

The Parties agree that, any material and information obtained, learnt or accessed by a Party from other Parties due to the performance of this Agreement shall be confidential information (“Confidential Information”) which is of economic and commercial significance to providers, and the Parties undertake to take reasonable measures to keep it confidential; without prior written consent from the provider of the Confidential Information, no Confidential Information shall be leaked, granted or transferred to any third party (including cases where the receiver of the Confidential Information consolidates with, is merged by or is directly or indirectly controlled by the third party).

13.2	The above restriction shall not apply to:

13.2.1	information that becomes generally available to the general public at the time of disclosure;

13.2.2	information that becomes generally available to the general public after the disclosure through no fault on the part of a Party to this Agreement;

13.2.3	information that can be proved by a Party to have been in its possession before disclosure rather than obtained from the other Party, directly or indirectly; and

13.2.4

the Confidential Information that is required to be disclosed by a Party to relevant government authorities or stock exchanges in accordance with law, or is required to be disclosed to such Party’s direct legal counsel or financial advisor as necessary in ordinary operation.

13.3

Upon termination of this Agreement, the Parties shall dispose of any document, material or software containing the Confidential Information as required by the providers, and delete the Confidential Information from any relevant information storage device, and may not continue to use the same.

13.4	The Parties agree that this Article 13 shall survive the modification, rescission and termination of this Agreement.

14.	Dispute Resolution

14.1	The execution, effectiveness, performance, amendment and termination of this Agreement and dispute resolution shall be governed by PRC law.

14.2

Any disputes among the Parties arising from the interpretation and performance of any provisions hereof shall be resolved in good faith by them through consultation. If no agreement can be reached in respect of a dispute, each Party may submit such dispute to Shanghai International Economic and Trade Arbitration Commission (SHIAC) for arbitration in accordance with its arbitration rules then in force. The seat of arbitration shall be Shanghai. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties.

15.	Notice

Notices or other communications required to be sent by any Party or company under this Agreement shall be in Chinese, and be delivered, in person, by mail or facsimile, to the addresses below or other designated addresses notified by other Parties from time to time. All notices, requirements or other communications sent pursuant to this Article 15 shall be deemed as delivered: (i) if sent nationally by registered mail or certified mail, on the third (3rd) business day after posting and obtaining a voucher issued by the post office; (ii) if sent overseas by registered mail or certified mail, on the tenth (10th) business day after posting and obtaining a voucher issued by the post office; (iii) if by express delivery or in person, at the time of delivery to the said addresses; (iv) if by facsimile, at the time transmitted to the said facsimile numbers and when a successful delivery message is received; or (v) if by email, at the time the relevant email reaches the email inbox of the receiving Party.

Pledgee: Shanghai KunJia Technology Co., Ltd.

Address:

Facsimile:

Telephone:

Email:

Attention:

Pledgor: Yuanle Wu

Address:

Telephone:

Facsimile:

Email:

Party C: Jiayin Finance

Address: Room 2257, Building 5, 1630 Yecheng Road, Jiading Industrial Zone, Shanghai

Telephone:

Facsimile:

Email:

Attention:

16.	Appendix

The appendix attached hereto constitutes an integral part of this Agreement.

17.	Severability

If any provision of this Agreement is invalid or unenforceable due to its inconsistency with the relevant laws, such provision shall be deemed to be invalid or unenforceable only to the extent within the scope of the related jurisdiction, and shall not affect the legal effect of the other provisions hereof.

18.	Effectiveness

18.1	Any amendment, supplement or modification of this Agreement shall be in writing, and become effective after being signed and stamped by the Parties.

18.2

As of the effective date of this Agreement, this Agreement shall supersede the Equity Pledge Agreement dated June 29, 2018 among the Pledgee, Jiayin Finance and the existing shareholders of Jiayin Finance (see Appendix I) which shall terminate automatically, without prejudice to the liabilities of a defaulting party for breach under such agreement to other parties.

18.3	This Agreement is written and executed in Chinese, in five (5) counterparts, each Party holding one counterpart, the rest being maintained by the company, with equal legal effect.

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No text on this Page. This is the signature page of the Equity Pledge Agreement.

Party A: Shanghai KunJia Technology Co., Ltd. (stamp)

Legal representative: /s/ Dinggui Yan (Signature)

Signature Page of the Equity Pledge Agreement

No text on this Page. This is the signature page of the Equity Pledge Agreement.

Party B: Yuanle Wu

/s/ Yuanle Wu	(Signature)

Signature Page of the Equity Pledge Agreement

No text on this Page. This is the signature page of the Equity Pledge Agreement.

Party C: Shanghai Jiayin Finance Technology Co., Ltd. (stamp)

Legal representative: /s/ Dinggui Yan (Signature)

Signature Page of the Equity Pledge Agreement

Appendix I

Shanghai Jiayin Finance Technology Co., Ltd.

Shareholder Register

The shareholder names, number of shares held by each shareholder, shareholding ratio of each shareholder and pledge information of Shanghai Jiayin Finance Technology Co., Ltd. are as below:

No.	Shareholder Name	Certificate No.	Number of Shares Held by Shareholder (10,000)	Paid-in Registered Capital (RMB10,000)	Shareholding Ratio	Pledge
1	Dinggui Yan	510113196810052211	2,900	2,900	58%
2	Shanghai Jinmushuihuotu Investment Center (Limited Partnership)	913101133324483621	1,350	1,350	27%
3	Guanglin Zhang	512929197410112212	600	600	12%
4	Yuanle Wu	330225198409017715	150	150	3%

Shanghai Jiayin Finance Technology Co., Ltd. (Seal)

Legal Representative: /s/ Dinggui Yan

Date: October 15, 2018